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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary proxy statement    [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            JDS UNIPHASE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JDS UNIPHASE CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transactions applies:

      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction.

      --------------------------------------------------------------------------

(5)   Total fee paid:

      --------------------------------------------------------------------------

      [ ] Fee paid previously with preliminary materials:

      --------------------------------------------------------------------------

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

      --------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

(3)   Filing Party:

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(4)   Date Filed:
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                               JDS Uniphase Logo

                            JDS UNIPHASE CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 16, 1999


     The Annual Meeting of Stockholders (the "Annual Meeting") of JDS Uniphase Corporation, a Delaware corporation (the "Company"), will be held at The Chateau Laurier, One Rideau Street, Ottawa, Canada on Thursday, December 16, 1999, at 11:00 a.m., Eastern Standard Time, for the following purposes:


     1. To elect four Class III directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified.

     2. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.001 per share, which the Company is authorized to issue from 300,000,000 shares to 600,000,000 shares. Approval of this proposal will result in a two-for-one split of the Company's Common Stock to be paid as a dividend.

     3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 2000.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on November 1, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          ANTHONY R. MULLER SIGNATURE
                                          Anthony R. Muller
                                          Secretary

San Jose, California

November 12, 1999

                            JDS UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                               SAN JOSE, CA 95134
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of JDS Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, December 16, 1999, at 11:00 a.m., Eastern Standard Time, at The Chateau Laurier, One Rideau Street, Ottawa, Canada, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES


     Each stockholder of the Company's common stock, par value $.001 per share ("Common Stock"), is entitled to one vote for each share of Common Stock owned as of the record date and CIBC Mellon Trust Company (the "Trustee"), the holder of the Company's Special Voting Share, is entitled to one vote for each exchangeable share of JDS Uniphase Canada Ltd., a subsidiary of the Company ("Exchangeable Shares"), outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). Holders of Common Stock and the Special Voting Share are collectively referred to as "Stockholders." Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly, in person as proxy for the Trustee, at the Annual Meeting.



     A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, the four candidates receiving the greatest number of affirmative votes of the votes attached to shares of Common Stock and the Special Voting Share are elected, provided a quorum is present and voting. The affirmative vote of a majority of the votes attached to all outstanding shares of Common Stock and the Special Voting Share, voting together as a single class, present in person or represented by proxy at the Annual Meeting shall be required to approve Proposal 2. Proposal 3 will require the affirmative vote of a majority of the votes attached to shares of Common Stock and the Special Voting Share, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting. Stockholders of record at the close of business on November 1, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 113,086,911 shares of Common Stock were issued and outstanding, one share of the Company's Special Voting Stock was issued and outstanding, and 60,640,001 Exchangeable Shares were issued and outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of the Company's Common Stock.


     All shares of Common Stock and the Special Voting Share represented by valid proxies will be voted in accordance with the instructions contained therein. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee, will be cast by the Trustee in accordance with those instructions. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2 and 3. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to Proposals 1 and 3 requiring the affirmative vote of a majority of the Common Stock and the Special Voting Share, voting together as a single class, present and entitled to vote, broker non-notes have no effect. However, with respect to Proposal 2 which requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock and the Special Voting Share, broker non-votes and shares as to which proxy authority has been withheld have the effect of a vote against Proposal 2. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on all Proposals.



     This Proxy Statement and the accompanying proxy were first sent by mail to common Stockholders, the Trustee for the Special Voting Share and holders of Exchangeable Shares on or about November 12, 1999. The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Corporate Investor Communications, Inc. a fee not to exceed $7,000 for its services and will reimburse them for certain out-of-pocket expenses that are usual and proper. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.


REVOCABILITY OF PROXIES

     A proxy may be revoked by the Stockholder giving the proxy at any time before it is voted by written notice of revocation delivered to the Company prior to the meeting, and a prior proxy is automatically revoked by a Stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy. Holders of Exchangeable Shares who wish to direct the Trustee to cast the votes attached to the Special Voting Share on their behalf should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at ten. The Company's Amended and Restated Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of three Class I directors (Mr. Sinclair, Mr. Kaplan and Mr. MacNaughton), three Class II directors (Mr. Guglielmi, Professor Sibbett and Mr. Enos) and four Class III directors (Mr. Kalkhoven, Dr. Straus, Mr. Skrzypczak and Mr. Day), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 2000 and 1999, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those whose terms are expiring.

     At this Annual Meeting, the Stockholders will elect four Class III directors, each to serve a three year term until the 2002 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that each of the nominees named below will be unable or unwilling to serve as a director if elected.

     Certain information about the Board of Directors nominees is furnished below.

CLASS III DIRECTOR NOMINEES


     MR. KALKHOVEN has been Co-Chairman of the Board of Directors and Chief Executive Officer of the Company since July 1999. From April 1994 to July 1999, he was Chairman of the Board, President and Chief Executive Officer of the Company. Between February 1992 and April 1994, in addition to serving as President and Chief Executive Officer, he was a member of the Company's Board of Directors. Mr. Kalkhoven was President of Demax Software, a systems software company, from September 1988 to January 1992.



     DR. STRAUS became Co-Chairman, President and Chief Operating Officer and a director of the Company in July 1999 as of the closing of the Company's merger with JDS FITEL Inc. ("JDS"). He co-founded JDS in 1981 and served as its Chief Executive Officer and President from September 1993 until July 1999 when JDS merged with the Company. He served on the JDS Board of Directors from 1981 and held various positions with JDS, including Vice-President, Sales and Marketing from 1990 to 1993. Prior to 1981, Dr. Straus held various research and management positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.


     MR. SKRZYPCZAK has been a member of the Company's Board of Directors since July 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee.

     MR. DAY became a member of the Company's Board of Directors in July 1999 as of the closing of the JDS merger and was a member of the JDS Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.


     The four nominees receiving the highest number of affirmative votes of the votes attached to the Common Stock and the Special Voting Share, voting together as a single class, represented and voting on Proposal 1 at the Annual Meeting will be elected Class III directors of the Company, to serve their respective terms or until their successors have been elected and qualified.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH
                          OF THE NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:


               NAME                 AGE                    POSITION(S)
               ----                 ---                    -----------
Kevin N. Kalkhoven................  54     Co-Chairman and Chief Executive Officer
Jozef Straus, Ph.D................  52     Co-Chairman, President and Chief Operating
                                           Officer
M. Zita Cobb......................  40     Senior Vice President, Strategy and
                                           Integration
Joseph Ip.........................  41     Senior Vice President, Product Strategy
Russell A. Johnson................  49     Vice President, Global Sales and Marketing
Leo Lefebvre......................  42     Vice President, Operations Finance
Frederick L. Leonberger, Ph.D.....  51     Senior Vice President and Chief Technical
                                           Officer
Anthony R. Muller.................  56     Senior Vice President, Chief Financial
                                           Officer and Secretary
Dan E. Pettit.....................  52     Senior Vice President, and President,
                                           Semiconductor Group
Michael C. Phillips...............  49     Senior Vice President, Business Development,
                                           General Counsel
Bruce D. Day(1)...................  43     Director
Robert E. Enos(2).................  60     Director
Peter A. Guglielmi(1)(2)..........  55     Director
Martin A. Kaplan(2)...............  61     Director
John A. MacNaughton(2)............  54     Director
Wilson Sibbett, Ph.D..............  51     Director
William J. Sinclair(1)............  45     Director
Casimir S. Skrzypczak(1)..........  58     Director


---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee


     MR. KALKHOVEN has been Co-Chairman of the Board of Directors and Chief Executive Officer of the Company since July 1999. From April 1994 to July 1999, he was Chairman of the Board, President and Chief Executive Officer of the Company. Between February 1992 and April 1994, in addition to serving as President and Chief Executive Officer, he was a member of the Company's Board of Directors. Mr. Kalkhoven was President of Demax Software, a systems software company, from September 1988 to January 1992.



     DR. STRAUS became Co-Chairman, President and Chief Operating Officer and a director of the Company in July 1999 as of the closing of the Company's merger with JDS. He co-founded JDS in 1981 and served as its Chief Executive Officer and President from September 1993 until July 1999 when JDS merged with the Company. He served on the JDS Board of Directors from 1981 and held various positions with JDS, including Vice-President, Sales and Marketing from 1990 to 1993. Prior to 1981, Dr. Straus held various research and management positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.


     MS. COBB became Senior Vice President of Strategy and Integration of the Company in July 1999 when JDS merged with the Company. Ms. Cobb was a director of JDS as well as its Chief Financial Officer since February 1996. Ms. Cobb held various positions at JDS since joining JDS as Controller in 1989. Prior to joining JDS, Ms. Cobb held various finance-related positions with Fleet Technology Ltd., Arctec, Inc., Shell Canada Resources Ltd. and Texaco Canada Resources Ltd.

     MR. IP became Senior Vice President of Product Strategy in July 1999 upon the closing the JDS merger. Mr. Ip joined JDS in 1990 and since that time held various research, development and product line management roles. Most recently he held the position of Senior Vice President at Optical Networking

Products and Technologies. Prior to 1990, Mr. Ip held various research and development positions related to fiberoptic technology at Bell-Northern Research Ltd. and Northern Telecom Limited.

     MR. JOHNSON has served as Vice President, Worldwide Sales and Marketing of the Company since May 1998. Prior to joining the Company, Mr. Johnson was employed by Hewlett-Packard for 25 years, where he held a variety of sales and marketing management positions with the wireless, lightwave, microwave, and network measurement divisions. While at Hewlett-Packard, he also managed the Asia Pacific marketing center for Hewlett-Packard in Hong Kong.

     MR. LEFEBVRE became Vice President of Operations Finance in July 1999 upon the closing of the JDS merger. Mr. Lefebvre joined JDS in January 1998 as Vice President Finance. Mr. Lefebvre held various senior finance related positions with Newbridge Networks Corporation, a manufacturer of telecommunication equipment and SHL Systemhouse, Inc., a multi national systems integration and outsourcing services company.

     DR. LEONBERGER has been Chief Technology Officer of the Company since April 1997 and is a Senior Vice President. He was co-founder and general manager of Uniphase Telecommunications Products, Inc. ("UTP") and joined the Company upon its acquisition of UTP in May 1995. Dr. Leonberger has been active in the optoelectronics field for over 20 years and has held a variety of staff and management positions at MIT Lincoln Laboratory, United Technologies Research Center, UTP and the Company.

     MR. MULLER has served as Senior Vice President, Chief Financial Officer and Secretary of the Company since January 1998. From September 1984 to January 1998, when he joined the Company, Mr. Muller was a member of the Board of Directors. From September 1996 to January 1998, he was Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a supplier of software tools. From November 1990 to September 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems.


     MR. PETTIT has served as Senior Vice President and President of the Semiconductor Group since May 1998. From January 1998 to May 1998, he was Senior Vice President, Business Planning and Development of the Company. Mr. Pettit joined the Company as Corporate Controller in March 1986 and shortly thereafter was appointed Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Pettit held group controller and division controller positions at Burroughs Corporation, where he was employed from 1983 to 1986.


     MR. PHILLIPS joined the Company as Senior Vice President, Business Development and General Counsel in August 1998. Mr. Phillips was a partner at Morrison & Foerster LLP, which serves as the Company's outside counsel, from 1988 until he joined the Company.

     MR. DAY became a member of the Company's Board of Directors in July 1999 as of the closing of the JDS merger and was a member of the JDS Board of Directors since 1996. Since 1991, Mr. Day has been the Vice President, Corporate Development of Rogers Communications Inc. and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

     MR. ENOS became a director of the Company in July 1999 upon the closing of the JDS merger and was previously a member of the JDS Board of Directors from 1996 until July 1999. Mr. Enos was the Vice President, Product Line Management, Cable Group and the Vice President, Transmission Network Division of Northern Telecom Limited from 1992 to 1994 and from 1989 to 1992, respectively. Mr. Enos retired from Northern Telecom Limited in 1994.


     MR. GUGLIELMI has been a member of the Company's Board of Directors since May 1998. Mr. Guglielmi is Executive Vice President and Chief Financial Officer of Tellabs, Inc., and has served as its Chief Financial Officer since 1988. From 1993 to 1997, he was also President of Tellabs International, Inc. Prior to joining Tellabs, Inc. Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi serves on several boards of directors, including Tellabs, Inc. and Cherry Corporation.


     MR. KAPLAN has been a member of the Company's Board of Directors since November 1997. Mr. Kaplan is Executive Vice President of Pacific Telesis and is responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. From 1995 to 1997, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. Between 1993 and 1995, he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Conductus.


     MR. MACNAUGHTON joined the Company's Board of Directors in July 1999 upon the closing the JDS merger. Mr. MacNaughton has been President and Chief Executive Officer of the Canadian Pension Plan Investment Board since September 1999 and was President of Nesbitt Burns Inc. and its predecessor company from September 1994 until his retirement in March, 1999. From December 1990 to September 1994, when it was acquired by a subsidiary of Bank of Montreal and merged with Nesbitt Thomson Inc., he was President and Chief Executive Officer of Burns Fry Limited. Nesbitt Burns Inc. lead managed the initial public offering of JDS in March 1996.

     PROFESSOR SIBBETT has been a member of the Company's Board of Directors since February 1995. Since 1994, he has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews, Scotland and since 1985, has been its head. Professor Sibbett has been a member of the Engineering and Physical Sciences Research Council ("EPSRC") of the U.K. Department of Trade and Industry since 1986 and served as chairman of the EPSRC Laser Committee from 1992 to 1994.


     MR. SINCLAIR became a director of the Company in July 1999 upon the closing the JDS merger. Mr. Sinclair co-founded JDS in 1981, was President of JDS from 1982 until 1993 and served as a director of JDS from 1981 until the closing of the JDS merger in July 1999. He is currently Director, Research and Development, Fluorosense Inc. and has held this position since 1995. Mr. Sinclair was an independent consultant in the area of optics from 1993 to 1995. Prior to 1981, Mr. Sinclair was a member of the Technical Staff at Bell-Northern Research Ltd. specializing in fiberoptic technology.


     MR. SKRZYPCZAK has been a member of the Company's Board of Directors since July 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March 1997. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1999, the Board met eight times. No director attended fewer than 75% of all the fiscal 1999 meetings of the Board and its committees on which he or she served after becoming a member of the Board.

     The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which met four times in fiscal 1999, consisted as of June 30, 1999, of Catherine P. Lego, Robert C. Fink, Peter A. Guglielmi and Casimir S. Skrzypczak. Upon the closing of the Company's merger with JDS in July 1999, Catherine P. Lego and Robert C. Fink resigned and William J. Sinclair and Bruce D. Day were appointed to the Audit Committee. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Compensation Committee, which met one time in fiscal 1999, consisted as of June 30, 1999 of Stephen C. Johnson, Peter A. Guglielmi, Martin A. Kaplan and Robert C. Fink. Upon the closing of the Company's merger with JDS in July 1999, Stephen C. Johnson and Robert C. Fink resigned and Robert E.

Enos and John A. MacNaughton were appointed to the Compensation Committee. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1998 Employee Stock Purchase Plan, Uniphase Telecommunications, Inc. 1995 Flexible Stock Incentive Plan, 1999 Canadian Employee Stock Purchase Plan, JDS 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, Broadband Communications Products, Inc. 1997 Employee Stock Option Plan, and Broadband Communications Products, Inc. 1997 Nonqualified Stock Option Plan.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting and a $500 fee for attendance at committee meetings held on a separate day. All directors will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "1993 Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). Under the 1993 Plan, each Outside Director who first joins the Board after the effective date of the 1993 Plan automatically will receive at that time an option to purchase 40,000 shares of Common Stock. In addition, immediately after each Annual Meeting of Stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 10,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of grant. All such options granted subsequent to September 1996 to Outside Directors will have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares received on joining the Board of Directors and over twelve months for the subsequent grants of 10,000 shares, and terminate 8 years from the date of grant.


     In fiscal 1999, Mr. Fink, Mr. Johnson, Ms. Lego, Mr. Kaplan, Professor Sibbett and Mr. Skrzypczak were each granted options to purchase 10,000 (split to 20,000 shares in July 1999) of Common Stock at a price of $26.00 per share. Mr. Haverkamp, a former director of the Company who was appointed to the Board in June 1998, upon completion of the acquisition of Uniphase Netherlands, was granted an option to purchase 40,000 shares (split to 80,000 shares in July
1999) of Common Stock at a price of $27.4375.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of September 20, 1999, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee, (iii) the Named Executive Officers (defined below), and (iv) all current directors and executive officers as a group.

     As of September 20, 1999, 110,900,708 shares of the Company's Common Stock were outstanding, and as of the same date, 73,227,926 Exchangeable Shares were outstanding. The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.


                                                                  NUMBER OF SHARES
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                            NAME                                NUMBER      PERCENTAGE
                            ----                              ----------    ----------
5% STOCKHOLDERS
FEJ Holding Inc.(1).........................................  32,913,020       22.9%
  c/o The Furukawa Electric Co., Ltd.
  6-1 Marunouchi 2 -- Chome
  Chiyoda-Ku, Tokyo 100-8322
  Japan
American Express(2).........................................   8,238,726        7.4%
  American Express Tower
  200 Vesey Street
  New York, NY 10285
FEJ Sales Inc.(1)...........................................   5,085,500        4.4%
  c/o The Furukawa Electric Co., Ltd.
  6-1 Marunouchi 2 -- Chome
  Chiyoda-Ku, Tokyo 100-8322
  Japan
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Kevin N. Kalkhoven(3).......................................   1,921,993        1.7%
William J. Sinclair(4)......................................   1,005,962          *
Jozef Straus, Ph.D.(5)......................................     690,575          *
Dan E. Pettit(6)............................................     587,154          *
Anthony R. Muller(7)........................................     318,899          *
Frederick L. Leonberger, Ph.D.(8)...........................     295,494          *
Bruce D. Day(9).............................................      77,932          *
Wilson Sibbett, Ph.D.(10)...................................      70,000          *
Russell A. Johnson(11)......................................      32,930          *
Casimir S. Skrzypczak(12)...................................      67,000          *
Robert E. Enos(13)..........................................      61,715          *
Martin A. Kaplan(14)........................................      58,333          *
Peter A. Guglielmi(15)......................................      34,222          *
John A. MacNaughton(16).....................................      12,956          *
All directors and executive officers as a group (18
  persons)(17)..............................................   5,374,523        4.6%


---------------
  *  Less than 1%

 (1) All shares are issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

 (2) As reported in a Schedule 13G filed on April 8, 1999, includes 2,595,526 shares as to which American Express Company has shared voting power and 8,238,726 shares as to which it has dispositive power.

 (3) Includes 1,796,880 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

 (4) Includes 75,698 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 930,264 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

 (5) Includes 19,911 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 670,664 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd. (461,510 shares of which are held by the Adarsan Trust #1 and 209,154 shares of which are held by the Adarsan Trust #2).

 (6) Includes 536,004 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 23,980 shares held by Kelly A. Pettit, Mr. Pettit's spouse.

 (7) Includes 135,598 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and 9,520 shares held by Mr. Muller's daughter.


 (8) Includes 281,966 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and 400 shares held by Katharine Leonberger and 400 shares held by Gregory Leonberger, Dr. Leonberger's daughter and son, respectively.


 (9) Includes 74,882 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 3,050 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(10) Includes 70,000 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

(11) Includes 31,750 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

(12) Includes 65,000 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

(13) Includes 58,665 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 3,050 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(14) Includes 58,333 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

(15) Includes 30,222 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999.

(16) Includes 8,888 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999 and 4,068 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(17) Includes 4,019,686 shares subject to stock options currently exercisable or exercisable within 60 days of September 20, 1999, and 940,432 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Nonqualified Stock Option Plan, 1998 Employee Stock Purchase Plan, Uniphase Telecommunications Products, Inc. 1995 Flexible Stock Incentive Plan, 1999 Canadian Employee Stock Purchase Plan, JDS 1994 and 1996 Stock Option Plans, Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan, Broadband Communications Products, Inc. 1997 Employee Stock Option Plan, and Broadband Communications Products, Inc. 1997 Nonqualified Stock Option Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, the compensation package for the chief executive officer and executive vice presidents is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his or her total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1999, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1999 fiscal year was accordingly set aside for distribution under the bonus pool, and the chief executive officer and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him or her and his or her relative position in the Company. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in the Company's Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of three, five, ten or 15 years.


     Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.



     Compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kalkhoven's base salary for the fiscal year ended June 30, 1999 was $293,283. Mr. Kalkhoven's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Kalkhoven's base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Based on the Compensation Committee's criteria described above, in fiscal 1999 Mr. Kalkhoven was awarded a bonus of $194,161 as well as options to purchase 240,000 shares of Common Stock.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the cash compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.


                                          Compensation Committee

                                          Robert E. Enos
                                          Peter A. Guglielmi
                                          Martin A. Kaplan

                                          John A. MacNaughton


SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation paid during the last three fiscal years to (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):


                                                                                          LONG-TERM
                                                                  ANNUAL COMPENSATION    COMPENSATION
                                                                  --------------------   ------------
                                                                            BONUS AND     SECURITIES
                                                         FISCAL   SALARY    COMMISSION    UNDERLYING
              NAME AND PRINCIPAL POSITION                 YEAR      ($)       ($)(1)      OPTIONS(#)
              ---------------------------                ------   -------   ----------   ------------
Kevin N. Kalkhoven.....................................   1999    293,283    194,161       240,000(4)
Co-Chairman and Chief                                     1998    274,835    177,615       320,000
  Executive Officer                                       1997    251,675    109,290       120,000(5)
Dan E. Pettit..........................................   1999    249,379     73,905       100,000(4)
  Senior Vice President and                               1998    181,430     63,156       190,000
  President, Semiconductor Group                          1997    155,497     47,267        50,000(5)
Anthony R. Muller(2)...................................   1999    213,321     73,905       100,000(4)
  Senior Vice President, Chief Financial                  1998     87,115    133,094       420,000
  Officer and Secretary
Frederick L. Leonberger, Ph.D. ........................   1999    181,852     55,565       100,000(4)
  Senior Vice President and Chief                         1998    173,264     51,680        40,000
  Technical Officer                                       1997    158,661     26,135        60,000(5)
Russell A. Johnson(3)..................................   1999    179,288    117,219        --
  Vice President, Global Sales                            1998     17,327      --          250,000
  and Marketing


---------------

(1) Includes bonus amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.



(2) Mr. Muller became an employee of the Company on January 19, 1998. Prior to that date, he served as an outside director.



(3) Mr. Johnson joined the Company on May 18, 1998.



(4) Reflects a two-to-one stock split effected in July 1999.



(5) Reflects a two-to-one stock split effected in 1997.

EMPLOYMENT AGREEMENTS



     The Company and Dan E. Pettit are parties to an employment agreement dated September 29, 1999 (the "Pettit Agreement"). The term of the Pettit Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Pettit Agreement. Mr. Pettit's annual base salary under the Pettit Agreement is $250,000, subject to adjustment from time to time by the Company. In addition, Mr. Pettit is eligible to earn an annual bonus in the amount of $112,500, based upon achievement of objectives determined by the Company from time to time. The Pettit Agreement also provides for payment of severance in the amount of three years salary plus a bonus based upon previous bonuses paid to Mr. Pettit in the event the Pettit Agreement is terminated by the Company as a result of the death or disability of Mr. Pettit or by Mr. Pettit for certain reasons.



     The Company and Anthony R. Muller are parties to an employment agreement dated September 29, 1999 (the "Muller Agreement"). The term of the Muller Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Muller Agreement. Mr. Muller's annual base salary under the Muller Agreement is $250,000, subject to adjustment from time to time by the Company. In addition, Mr. Muller is eligible to earn an annual bonus in the amount of $112,500, based upon achievement of objectives determined by the Company from time to time. The Muller Agreement also provides for payment of severance in the amount of three years salary plus a bonus based upon previous bonuses paid to Mr. Muller in the event the Muller Agreement is terminated by the Company as a result of the death or disability of Mr. Muller or by Mr. Muller for certain reasons.



     The Company and Frederick L. Leonberger Ph.D are parties to an employment agreement dated September 29, 1999 (the "Leonberger Agreement"). The term of the Leonberger Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Leonberger Agreement. Dr. Leonberger's annual base salary under the Leonberger Agreement is $200,000 subject to adjustment from time to time by the Company. In addition, Dr. Leonberger is eligible to earn an annual bonus in the amount of $80,000, based upon achievement of objectives determined by the Company from time to time. The Leonberger Agreement also provides for payment of severance in the amount of three years salary plus a bonus based upon previous bonuses paid to Dr. Leonberger in the event the Leonberger Agreement is terminated by the Company as a result of the death or disability of Dr. Leonberger or by Dr. Leonberger for certain reasons.



     The Company and Russell A. Johnson are parties to an employment agreement dated September 29, 1999 (the "Johnson Agreement"). The term of the Johnson Agreement expires on July 6, 2004, unless sooner terminated pursuant to the terms of the Johnson Agreement. Mr. Johnson's annual base salary under the Johnson Agreement is $210,000 subject to adjustment from time to time by the Company. In addition, Mr. Johnson is eligible to earn an annual bonus in the amount of $94,500, based upon achievement of objectives determined by the Company from time to time. The Johnson Agreement also provides for payment of severance in the amount of two years salary plus a bonus based upon previous bonuses paid to Mr. Johnson in the event the Johnson Agreement is terminated by the Company as a result of the death or disability of Mr. Johnson or by Mr. Johnson for certain reasons.


LOANS TO EXECUTIVE OFFICERS

     In February 1999, the Company loaned $600,000 to Mr. Kalkhoven, Co-Chairman and Chief Executive Officer of the Company, under an unsecured short-term promissory note that bore interest at 5.24% per annum. The unpaid balance of principal and interest on the promissory note was paid in full in August, 1999.


     In June 1999, the Company loaned $100,000 to Dr. Leonberger, Senior Vice President and Chief Technical Officer of the Company, under an unsecured short-term promissory note that bore interest at 5.24% per annum. The unpaid balance of principal and interest on the promissory note was paid in full in August, 1999.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table set forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended June 30, 1999:

                                                     INDIVIDUAL GRANTS
                                     --------------------------------------------------    POTENTIAL REALIZABLE
                                     NUMBER OF     % OF TOTAL                             VALUE AT ASSUMED ANNUAL
                                     SECURITIES     OPTIONS                                 RATE OF STOCK PRICE
                                     UNDERLYING    GRANTED TO                             APPRECIATION FOR OPTION
                                      OPTIONS     EMPLOYEES IN   EXERCISE                         TERM(5)
                                      GRANTED        FISCAL      PRICE PER   EXPIRATION   -----------------------
               NAME                    (1)(2)       YEAR(3)      SHARE(4)       DATE          5%          10%
               ----                  ----------   ------------   ---------   ----------   ----------   ----------
Kevin N. Kalkhoven.................   240,000        1.9311%     $27.4375     8/15/06     $3,144,044   $7,530,532
Dan E. Pettit......................   100,000        0.8046%     $27.4375     8/15/06      1,310,018    3,137,721
Anthony R. Muller..................   100,000        0.8046%     $27.4375     8/15/06      1,310,018    3,137,721
Frederick L. Leonberger, Ph.D. ....   100,000        0.8046%     $27.4375     8/15/06      1,310,018    3,137,721
Russell A. Johnson.................     --           --             --          --            --           --

---------------
(1) Reflects a two-for-one stock split effected in July 1999.

(2) Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date

(3) Based on a total of 12,428,000 options granted to employees of the Company in fiscal 1999, including the Named Executive Officers.

(4) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(5) The potential realizable is calculated based upon the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ending June 30, 1999, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of June 30, 1999, and the value of "in-the-money" stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on June 30, 1999.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                    OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     SHARES       VALUE          JUNE 30, 1999(#)             JUNE 30, 1999($)(1)
                                  ACQUIRED ON    REALIZED   ---------------------------   ----------------------------
              NAME                EXERCISE(1)     ($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
              ----                ------------   --------   -----------   -------------   ------------   -------------
Kevin N. Kalkhoven..............      8,510      $205,303    1,921,888       730,000      $152,126,586    $46,134,874
Dan E. Pettit...................     --             --         609,754       403,750        46,678,832     25,110,396
Anthony R. Muller...............      5,200       108,402      186,500       377,499        12,526,682     23,513,515
Frederick L. Leonberger,
  Ph.D..........................     22,500       742,300      335,716       200,000        25,977,122     12,542,500
Russell A. Johnson..............     --             --          62,500       187,500         3,667,968     11,003,906

---------------
(1) Reflects a two-for-one stock split effected in July 1999.

(2) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market of the shares subject to such options on the exercise date.

(3) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on June 30, 1999.

STOCK PERFORMANCE GRAPH


     The following graph sets forth the Company's total cumulative stockholder return as compared to Nasdaq Market Index and the peer group chosen by the Company for fiscal 1998 ("Peer Group I") and fiscal 1999 ("Peer Group II"), respectively. Due to the Company's increased emphasis on products for telecommunications markets and its departure from the semiconductor capital equipment business, the Company revised its peer group to represent more accurately the markets in which it now sells its products. Peer Group I consists of the following companies: Coherent, Inc., Corning, Inc., Lucent Technologies, Inc., Spectra-Physics Lasers Inc., Ortel Corporation, and SDL, Inc. Peer Group II consists of the following companies: Ciena Corporation, Corning, Inc., E-TEK Dynamics Inc., Harmonic, Inc., Lucent Technologies Inc., Nortel Networks Corp., Ortel Corporation and SDL, Inc.


     The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) the Peer Group of companies that, like the Company, (i) are publicly-traded and
(ii) are manufacturers of either laser or fiber optic components, modules and other products for telecommunications applications. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.


        COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG COMPANY,


                NASDAQ MARKET INDEX AND COMPANY PEER GROUP INDEX




                                            JDS UNIPHASE           PEER GROUP I          PEER GROUP II          NASDAQ MARKET
                                               CORP.                  INDEX                  INDEX                  INDEX
                                            ------------           ------------          -------------          -------------
1994                                           100.00                 100.00                 100.00                 100.00
1995                                           287.19                 214.56                 118.13                 117.28
1996                                           857.56                 196.10                 162.28                 147.64
1997                                          1495.26                 270.47                 283.71                 177.85
1998                                          3139.07                 180.55                 492.25                 235.76
1999                                          8300.00                 403.96                 781.49                 550.37


                     ASSUMES $100 INVESTED ON JULY 1, 1994

                          ASSUMES DIVIDEND REINVESTED

                        FISCAL YEAR ENDED JUNE 30, 1999

                                   PROPOSAL 2


       AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     In September 1999, the Board of Directors unanimously approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 300,000,000 to 600,000,000. No increase in the number of authorized shares of Preferred Stock of the Company, currently 1,000,000 shares, is proposed or anticipated.

     If approved by the Stockholders, the amendment will become effective upon the filing of a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The amendment would change paragraph 4.1 of Article 4 of the Company's Amended and Restated Certificate of Incorporation to read in its entirety as follows:

          "4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the Corporation is authorized to issue is six hundred one million (601,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."


     At the same time that it adopted the resolution to increase the authorized capital stock, the Board of Directors declared a two-for-one stock split of the Company's Common Stock which would be effected in the form of a dividend of one additional share of Common Stock for each share of Common Stock outstanding (the "Stock Split"), conditioned upon the Stockholders' approval of this Proposal 2. Contemporaneously with the Stock Split, JDS Uniphase Canada Ltd. will effect a two-for-one stock split of the Exchangeable Shares (the "Exchangeable Stock Split"). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this Proposal 2.


PURPOSE AND EFFECT OF THE AMENDMENT


     As of September 24, 1999, the Company had 184,664,400 shares of Common Stock outstanding, including shares issuable upon exchange of the Exchangeable Shares, and approximately 37,789,661 shares reserved for future issuance under the Company's stock incentive plans and employee stock plans, of which, currently, approximately 29,501,641 are covered by outstanding options and approximately 8,288,020 are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 77,545,939 shares remaining available for other purposes.


     The Board of Directors believes that the proposed two-for-one split of the Common Stock will result in a market price that should be more attractive to a broader spectrum of investors, particularly individual investors. Based upon figures as of September 24, 1999 of the 600,000,000 shares of Common Stock which would be authorized, 184,664,400 shares would be required to effectuate the two-for-one split of the Common Stock issued. The aggregate number of shares of Common Stock that may be sold under each of the Company's employee stock purchase and incentive stock option plans, and the exercise price of such options, will also be proportionately adjusted to reflect the Stock Split. For example, the Stock Split will have the effect of doubling the number of shares of Common Stock issuable upon the exercise of options under the Company's stock incentive plans, and of reducing by one-half the option price per share of such options.


     The Board of Directors also believes that it is in the Company's best interests to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available to meet the Company's future business needs as they arise. On November 4, 1999, the Company announced the signing of a definitive agreement to acquire Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI"). The agreement provides for the exchange of 0.928 shares of the Company's Common Stock for each outstanding share of OCLI common stock. The closing of the transaction is anticipated to occur in the first calendar quarter of 2000, subject to certain closing conditions, including the obtaining of required clearances under the Hart-Scott-Rodino Antitrust Improvement Act, other governmental approvals and the consent of OCLI stockholders. Following completion of the transaction, OCLI will operate a wholly-owned subsidiary of the Company. The shares of Common Stock to be issued by the Company in connection with this acquisition will include shares authorized by the Company's Stockholders on September 28, 1999, when the Company's authorized Common Stock was increased from 200,000,000 to 300,000,000 shares, and, if the Stockholders approve this proposal, may also include a portion of the shares authorized pursuant to this proposal. In the event that this proposal is not approved, the Company anticipates closing the transaction with OCLI, subject to the conditions stated above, using shares of Common Stock currently available to the Company. Other than as specified above, and the shares which are required to effect the Stock Split, the Company's management has no present arrangements, agreements, understandings or plans for the use of the additional shares proposed to be authorized. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of other purposes the Board of Directors may deem advisable without further action by the Company's Stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of future stock splits or distributions, and other bona fide purposes.



     On September 28, 1999, the Company's Stockholders approved an increase in the Company's authorized shares of Common Stock from 200,000,000 to 300,000,000 shares. Subsequent to the solicitation of Stockholder approval for this increase in authorized capital, the Board of Directors approved the Stock Split at its September 24, 1999 Board meeting for the reasons stated above. Because the stock dividend would effectively double the number of outstanding shares of Common Stock (including exchangeable shares convertible into Common Stock) and increase that number to an amount well in excess of 300,000,000 shares, a second increase in authorized capital was required to make the proposed stock dividend possible. As a result, the Board conditioned the Stock Split on obtaining Stockholder approval of this second increase in the Company's authorized capital.


EFFECT OF THE STOCK SPLIT


     No change in total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.001 for each share issued to effect the Stock Split and the Company's capital in excess of par value account will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to Stockholders new certificates representing additional shares.


     The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.


     A stockholder who owns Exchangeable Shares as capital property will not realize income, a capital gain or a capital loss for Canadian income tax purposes on the Stock Split. The adjusted cost base to a holder of his or her Exchangeable Shares immediately after the Stock Split will equal the adjusted cost base to him or her of such shares immediately before the Stock Split.

POTENTIAL ANTI-TAKEOVER EFFECT


     In the event this proposal is approved, it could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company.



     Furthermore, many companies, including the Company, have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and the Stockholders. Each outstanding share of Common Stock includes one right to purchase from the Company one unit, equal to one one-thousandth of a share of the Company's Series B Preferred Stock, at a purchase price of $600 per unit, subject to adjustment, for each share of Common Stock held by the holder. Each outstanding Exchangeable Share includes one right to purchase from the Company one Exchangeable Share at a purchase price of $600 per unit, subject to adjustment, for each Exchangeable Share held by the holder. The rights are attached to all certificates representing outstanding shares of Common Stock and Exchangeable Shares, and no separate rights certificates have been distributed.



     Although the Company has no present intention to use the additional authorized shares of Common Stock for such purposes, if this proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.


                       THE BOARD OF DIRECTORS RECOMMENDS
            A VOTE FOR APPROVAL OF PROPOSAL 2 TO AMEND THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


                                   PROPOSAL 3

                      RATIFICATION OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1987 and has been appointed by the Board of Directors to continue as the Company's independent auditors for the Company's fiscal year ending June 30, 2000.

     In the event the Stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its Stockholders.

     A representative of Ernst & Young LLP, expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT
                   AUDITORS FOR THE YEAR ENDING JUNE 30, 2000

                             STOCKHOLDER PROPOSALS


     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the 2000 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is made or given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.



     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than June 16, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and any persons who directly or indirectly hold more than ten percent of the Company's Common Stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 1999 fiscal year that no such forms were required, the Company believes that during fiscal 1999, all Reporting Persons complied with all applicable filing requirements on a timely basis.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          ANTHONY R. MULLER SIGNATURE
                                          Anthony R. Muller
                                          Secretary


November 12, 1999

San Jose, California

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            JDS UNIPHASE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 16, 1999

The undersigned hereby appoints KEVIN N. KALKHOVEN and ANTHONY R. MULLER, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of Common Stock of JDS Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Standard Time on Thursday, December 16, 1999 at The Chateau Laurier, One Rideau Street, Ottawa, Canada or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                   [SEE REVERSE
                                                                       SIDE]

    Please mark your
[X] votes as indicated
    in this example.

                  FOR EACH    WITHHOLD AUTHORITY
                  NOMINEE      FOR EACH NOMINEE
1. Election of      [ ]               [ ]
   Class III
   Directors

FOR, except vote withheld from the following nominees:

_____________________________________________________

NOMINEES: Kevin N. Kalthoven
          Jozef Straus, Ph.d.
          Casimir S. Skrzypczak
          Bruce D. Day

                                                  FOR   AGAINST   ABSTAIN
2. To approve an amendment to the
   Company's Amended and Restated                 [ ]     [ ]       [ ]
   Certificate of Incorporation to
   increase the number of shares of
   Common Stock which the Company is
   authorized to issue from 300,000,000
   to 600,000,000. Approval of this
   proposal is required to effect the
   contemplated two-for-one stock split.

                                                  FOR   AGAINST   ABSTAIN
3. Proposal to ratify the appointment of
   Ernst & Young LLP as the independent           [ ]     [ ]       [ ]
   auditors for the Company for the
   fiscal year ending June 30, 2000.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S)________________________________________ DATED:_____________, 1999

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.